EXHIBIT 99.1

FOR IMMEDIATE RELEASE

ACR GROUP, INC. ANNOUNCES INCREASED FINANCING

Maturity date is also extended one year

Houston, TX - September 19, 2005. ACR Group, Inc. (OTC-BB: ACRG), today announced that it has amended its financing arrangement with Wells Fargo Bank to increase to $35 million the amount that may be borrowed under the revolving credit line. In addition, the amendment extends the maturity date of the financing arrangement to August 31, 2007. All other terms of the financing arrangement were unchanged. The effective date of the amended agreement is August 31, 2005. As of August 31, 2005, the Company's collateral base was sufficient for the entire $35 million to be available to the Company.

Commenting on the amended financing arrangement, Alex Trevino, Jr., President and Chief Executive Officer of ACR Group, Inc., stated, "The additional $5 million that is now available to the Company gives us significant flexibility to respond quickly to new business opportunities as they arise. The same-store growth rate at most of our business units continues to significantly outperform the industry, and we are continually seeking expansion opportunities. Wells Fargo Bank has again demonstrated its willingness to support the Company's growth by expanding our credit line."

About ACR Group, Inc.

ACR Group, Inc. is a leading wholesale distributor of air-conditioning, heating, and refrigeration ("HVACR") equipment and supplies. The Company owns and operates 6 business units with 48 locations in 9 states.

Statements in this news release that relate to management's expectations or beliefs concerning future plans, expectations, events, and performance are "forward-looking" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Actual results or events could differ materially from those anticipated in the forward-looking statements due to a variety of factors, including, without limitation, weather conditions, the effects of competitive pricing, general economic conditions, and availability of capital.

CONTACTS:

Alex Trevino, Jr. Tony Maresca

President and CEO Sr. Vice President & CFO

ACR Group, Inc. ACR Group, Inc.

Houston, TX Houston, TX

      713-780-8532

e-mail: atrevino@acrgroup.com e-mail: tmaresca@acrgroup.com